360 FUNDS 485BPOS

Exhibit 99(e)(5)(i)

AMENDED SCHEDULE A

To the Distribution Agreement

Between

360 Funds and Matrix 360 Distributors, LLC

Dated August 31, 2024

Portfolios covered by the Distribution Agreement:

●	M3Sixty Small Cap Growth Fund

●	M3Sixty Onchain U.S. Government Money Market Fund

The parties hereto have executed this Amended Schedule A to the Distribution Agreement on April 3, 2024.

360 Funds		Matrix 360 Distributors, LLC

By:		By:

Name:	Randall K. Linscott	Name:

Title:	President	Title:

M3Sixty Capital, LLC,
The investment adviser to the Portfolios

By:

Name:	Gary DiCenzo

Title:	Chief Executive Officer